EXHIBIT 23(b)

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, of our report dated March 15, 2012 relating to the financial statements, which appears in American Express Credit Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 18, 2012